As filed with the Securities and Exchange Commission on June 1, 2011

Registration No. 333-40372

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 002-31720)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 002-77532)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 033-31440)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 033-58557)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 333-18151)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 333-22157)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 333-23809)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 333-32696)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 333-37153)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 333-40372)

UNDER

THE SECURITIES ACT OF 1933

MASSEY ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	95-0740960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 North 4th Street

Richmond, Virginia 23219

(Address of Principal Executive Offices)

MASSEY ENERGY COMPANY

Options to Purchase Stock of the Fluor Corporation, Ltd. Substituted for Options to Purchase Stock of Pike

Corporation of America

1982 Fluor Incentive Stock Option Plan

1988 Fluor Executive Stock Plan

Fluor Corporation Stock Plan for Non-Employee Directors

1996 Fluor Executive Stock Plan

1988 Fluor Executive Stock Plan

1997 Fluor Restricted Stock Plan for Non-Employee Directors

Fluor Corporation 1999 Executive Performance Incentive Plan

Fluor Executive Deferred Compensation Program

Fluor Corporation Employees’ Performance Plan

(Full title of the plan)

Vaughn R. Groves, Esq.

Executive Vice President, General Counsel

and Corporate Secretary

Massey Energy Company

c/o Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 2345

Abingdon, Virginia 24212

(276) 619-4410

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

A.T. Massey Coal Company, Inc. (“A.T. Massey”) was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, A.T. Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in A.T. Massey. In 1981, St. Joe Minerals was acquired by Fluor Corporation (“Old Fluor”). A.T. Massey was wholly owned by Old Fluor from 1987 until November 30, 2000. On November 30, 2000, a reverse spin-off (the “Spin-Off”) was completed, which separated Old Fluor into two entities: the “new” Fluor Corporation (“New Fluor”) and Old Fluor which retained the coal-related businesses and was subsequently renamed Massey Energy Company (“Massey”). Massey has been a separate, publicly traded company since December 1, 2000.

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Massey, removes from registration all securities registered under the following registration statements (each a “Registration Statement,” and collectively the “Registration Statements”) filed by Old Fluor with the Securities and Exchange Commission (the “SEC”) (note that the numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement on Form S-8 (Registration No. 002-31720), originally filed with the SEC on February 14, 1969, registering 43,171 shares of common stock, $0.625 par value per share, of the Company (the “Common Stock”) in connection with the Options to Purchase Stock of the Fluor Corporation, Ltd. Substituted for Options to Purchase Stock of Pike Corporation of America.

•

Registration Statement on Form S-8 (Registration No. 002-77532), originally filed with the SEC on May 17, 1982, registering 1,500,000 shares of Common Stock in connection with the 1971 Fluor Stock Option Plan, 1977 Fluor Executive Stock Plan, 1981 Executive Stock Plan and 1982 Fluor Incentive Stock Option Plan.

•

Registration Statement on Form S-8 (Registration No. 033-31440), originally filed with the SEC on October 6, 1989, registering 5,686,214 shares of Common Stock in connection with the 1988 Fluor Executive Stock Plan.

•

Registration Statement on Form S-8 (Registration No. 033-58557), originally filed with the SEC on April 14, 1995, registering 25,000 shares of Common Stock in connection with the Fluor Corporation Stock Plan for Non-Employee Directors

•

Registration Statement on Form S-8 (Registration No. 333-18151), originally filed with the SEC on December 18, 1996, registering 8,784,042 shares of Common Stock in connection with the 1996 Fluor Executive Stock Plan.

•

Registration Statement on Form S-8 (Registration No. 333-22157), originally filed with the SEC on February 21, 1997, registering 2,500,000 shares of Common Stock in connection with the 1988 Fluor Executive Stock Plan.

•

Registration Statement on Form S-8 (Registration No. 333-23809), originally filed with the SEC on March 21, 1997, registering 60,000 shares of Common Stock in connection with the 1997 Fluor Restricted Stock Plan for Non-Employee Directors.

•

Registration Statement on Form S-8 (Registration No. 333-37153), originally filed with the SEC on October 3, 1997, registering 145,000,000 shares of Common Stock in connection with the Fluor Executive Deferred Compensation Program.

•

Registration Statement on Form S-8 (Registration No. 333-32696), originally filed with the SEC on March 17, 2000, registering 3,700,000 shares of Common Stock in connection with the Fluor Corporation 1999 Executive Performance Incentive Plan.

•

Registration Statement on Form S-8 (Registration No. 333-37153), originally filed with the SEC on June 29, 2000, registering 1,000,000 shares of Common Stock in connection with the Fluor Corporation Employees’ Performance Plan.

On June 1, 2011, Alpha Natural Resources, Inc. (“Alpha”) completed its acquisition of the Company. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated January 28, 2011, among the Company and Alpha and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alpha (“Merger Sub”), the Company was merged with and into Merger Sub (the “Merger”). The Company survived the Merger as a wholly owned subsidiary of Alpha. A Certificate of Merger was filed with the Delaware Secretary of State and the Merger became effective on June 1, 2011 (the “Merger Date”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company hereby removes from registration the Common Stock registered but unsold under the Registration Statements as of the Merger Date.

Because each of these Plans was related to New Fluor, each Plan previously was transferred to New Fluor and/or terminated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abingdon, Commonwealth of Virginia, on the 1st day of June, 2011.

MASSEY ENERGY COMPANY
(Registrant)

By:	/s/ Kevin S. Crutchfield
Name:	Kevin S. Crutchfield
Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendments No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kevin S. Crutchfield	Chief Executive Officer (Principal Executive Officer) and Director	June 1, 2011
Kevin S. Crutchfield

/s/ Frank J. Wood	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2011
Frank J. Wood